Excerpts from the Preliminary Offering Memorandum, dated April 6, 2017

Supplemental information
In this section, we set forth certain supplemental financial information regarding the Adjusted EBITDA and assets of Unisys Corporation together with the subsidiary guarantors as of the dates and for the periods indicated. This information has not been audited or reviewed by our independent auditors, nor have they expressed any opinion or any other form of assurance on this information.
The information presented in this section has been prepared based on company-prepared, entity-level trial balances for the relevant entities. Our financial accounting systems and records are not designed to generate GAAP financial statements on an entity-by-entity basis, and accordingly these entity-level trial balances exclude balances and transactions applicable to that particular entity but which are otherwise accounted for within the consolidated financial statements of Unisys Corporation and include balances and transactions which are not applicable to that particular entity. The financial information presented below reflects the attribution, based on the good faith estimates of management, to guarantor and non-guarantor groups of portions of certain transactions - including transactions relating to pension and taxes - that are included in our consolidated financial statements prepared in accordance with GAAP.  As a result, the financial information presented below may differ materially from the Adjusted EBITDA and assets for such groups that we might derive if we were to calculate such information based on the preparation of separate GAAP financial statements for each entity included within such groups or condensed consolidating financial information pursuant to Rule 3-10 of Regulation S-X of the SEC.

Adjusted EBITDA

The Adjusted EBITDA of Unisys Corporation together with the subsidiary guarantors as a percentage of the Adjusted EBITDA of Unisys Corporation and its consolidated subsidiaries was between:

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35% and 40% for the year ended December 31, 2016, after giving effect to approximately $153.5 million of net royalty income from our non-guarantor subsidiaries described under “-Intellectual property royalties” below and adding back pension expense of approximately $91.7 million,

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59% and 64% for the year ended December 31, 2015, after giving effect to approximately $136.1 million of net royalty income from our non-guarantor subsidiaries described under “-Intellectual property royalties” below and adding back pension expense of approximately $99.6 million, and

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50% and 55% for the year ended December 31, 2014, after giving effect to approximately $188.7 million of net royalty income from our non-guarantor subsidiaries described under “-Intellectual property royalties” below and adding back pension expense of approximately $70.5 million.

Our consolidated Adjusted EBITDA grew in 2016 by approximately $35 million, and our Adjusted EBITDA margin increased by 203 basis points, driven by cost savings initiatives and a stable Technology business overall. The Adjusted EBITDA of Unisys Corporation together with the subsidiary guarantors declined in 2016 by approximately $64 to $69 million, due to lower Services revenue and the timing of renewals for the Technology business in the United States. In 2016, U.S. Services gross margins remained approximately the same, and the U.S. Federal Services backlog grew slightly.
The Adjusted EBITDA percentages and adjustments for Unisys Corporation together with the subsidiary guarantors presented above are based on company-prepared, entity-level trial balances for the relevant entities in that group, adjusted for the elimination of intercompany activity within that group. Adjusted EBITDA for Unisys and its consolidated subsidiaries is adjusted for pension expense, cost reduction expenses and other items.

Intellectual property royalties
We license certain of our intellectual property rights to our subsidiaries for their use in after-sale service, maintenance and support of Unisys proprietary offerings, which subsidiaries, in turn, make royalty payments to us. Unisys Corporation and the subsidiary guarantors received substantive royalty income from subsidiaries, including non-U.S. subsidiaries. These affiliates are obligated to make the royalty payments pursuant to our intercompany intellectual property licensing agreements. Royalty payments are typically required to be made on a monthly, quarterly or semi-annual basis and are calculated as a percentage of the subsidiary’s revenue from certain proprietary offerings. As indicated above, the net royalty income received by Unisys Corporation and the subsidiary guarantors from our non-guarantor subsidiaries was approximately $153.5 million in 2016, $136.1 million in 2015 and $188.7 million in 2014.
Assets
As of December 31, 2016, we estimate that Unisys Corporation together with the subsidiary guarantors had total assets of approximately $2.8 billion. We estimate that investments by Unisys Corporation and the subsidiary guarantors in non-guarantor subsidiaries (primarily foreign subsidiaries) accounted for approximately $1.5 billion, or a majority, of the total assets of Unisys Corporation and the subsidiary guarantors as of December 31, 2016. In addition, of the total assets of Unisys Corporation and the subsidiary guarantors, approximately $105 million consisted of cash and cash equivalents, and approximately $0.6 billion consisted of accounts receivable from third parties or non-guarantor subsidiaries and intercompany loans owed by non-guarantor subsidiaries as of December 31, 2016.
These asset amounts for Unisys Corporation together with the subsidiary guarantors presented above are based on company-prepared, entity-level trial balances for the relevant entities in that group and reflect the attribution of portions of certain assets to the guarantor groups based on the good faith estimates of management.